Universal Bioenergy Announces Record Revenue Of  $20.93 Million For Fourth Quarter 2010

IRVINE, Calif.,  March 10 2011 – Universal Bioenergy, (Pink Sheets: UBRG), a publicly traded energy company, announced a new record in  sales revenue of $20,936,667, for the forth quarter ending December 31, 2010.  This is in accordance with the Company’s  business strategy to build revenue first, then consistent strong earnings. These revenues are preliminary and unaudited. The Company intends to report the full details of its financial results in its Form 10K Annual Report, to be filed with the SEC.

As reported in the Company’s Form 10Q for September 30, 2010, its revenues for the three months ended September 30, 2010 were $6,388,639 as compared to $0 for the same period in 2009.  Revenues for the nine months ended September 30, 2010 were $20,355,534 as compared to $0 for the same period in 2009.  The primary revenues from this period were from the sale of natural gas.

Universal’s President Vince M. Guest states, “This is a major achievement by management, by  demonstrating we can progressively generate these large increases in revenues in greater measure over the previous years. In 2010, as we were building our business, we were revenue oriented, and focused primarily on generating substantial sales revenues first. We also wanted to build a strong foundation with a solid, broad customer base, and gain a large share of the  market, in the shortest period of time. We believe we achieved that objective. Our major goal for 2011, since we have built a solid customer base, is to become more profit oriented, and focus on earnings. We feel this  should have a very positive impact on increasing the market value of our Company.”

About  The Company

Universal Bioenergy Inc. is an alternative energy company, and intends to create and market natural and alternative energy sources including natural gas, solar, biofuels, wind, synthetic fuels and related energy technology  products. It plans to build the company into a prominent player in  alternative energy.

For inquiries contact: Media Relations: Solomon Ali at 704-837-5705

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Safe Harbor Statement - There are matters discussed in this media information that are forward looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. Such statements are only forecasts and actual events or results may differ materially from those discussed. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to Universal Bioenergy Inc.’s most recent annual report and accounts and other SEC filings. The company undertakes no obligation to update publicly, or revise, forward looking  statements, whether as a result of new information, future events or otherwise, except to the extent legally required.